Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-141487, 333-149996, 333-157959, 333-165813, 333-172983, 333-176318, 333-180110 and 333-187311) and in the Registration Statements on Form S-3 (Nos. 333-169131, 333-170577, 333-176325 and 333-176327) of Glu Mobile Inc. of our report dated March 15, 2013, except for the restatement described in Note 1A to the consolidated financial statements and the matters described in the second paragraph of Management’s Report on Internal Control over Financial Reporting as to which the date is August 9, 2013, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A (Amendment No. 1).

/s/ PricewaterhouseCoopers LLP

San Jose, California

August 9, 2013